Gordon, Hughes & Banks, LLP
CPAs & BUSINESS ADVISORS

November 3, 2008

440 Indiana Street
Suite 200
Golden, CO 80401
303-986-2454
Toll free: 877-882-7929
Fax: 303-980-5029
www.ghbcpa.com

Securities & Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Wentworth IV, Inc.

Dear Commission:

We have read the statements of Wentworth IV, Inc., included under Item 4.01 of Form 8-K, with respect to this firm's resignation as the registered independent accounting firm of Wentworth IV, Inc. that occurred on November 1, 2008. We agree with the statements made in response to that Item insofar as they relate our firm.

Very Truly Yours,

Gordon, Hughes & Banks, LLP

Gordon, Hughes & Banks, LLP